                                                                     Exhibit 4.3


                                   TIVO INC.

                          EIGHTH AMENDED AND RESTATED
                           INVESTOR RIGHTS AGREEMENT

                               Table of Contents

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                                                              PAGE
Section 1. General...........................................   1
    1.1  Definitions.........................................   1

Section 2. Registration; Restrictions on Transfer............   3
    2.1  Restrictions on Transfer............................   3
    2.2  Demand Registration.................................   4
    2.3  Piggyback Registrations.............................   5
    2.4  Form S-3 Registration...............................   6
    2.5  Expenses of Registration............................   7
    2.6  Obligations of the Company..........................   7
    2.7  Termination of Registration Rights..................   8
    2.8  Delay of Registration; Furnishing Information.......   8
    2.9  Indemnification.....................................   9
   2.10  Assignment of Registration Rights...................  11
   2.11  Amendment Of Registration Rights....................  11
   2.12  "Market Stand-Off" Agreement........................  11
   2.13  Rule 144 Reporting..................................  12

Section 3. Covenants of the Company and Certain Stockholders.  12
    3.1  Basic Financial Information and Reporting...........  12
    3.2  Inspection Rights...................................  13
    3.3  Confidentiality of Records..........................  14
    3.4  Strategic Value I, L.P. Board Observer..............  14
    3.5  Vulcan Ventures Incorporated Board Observer.........  14
    3.6  Showtime Board Observer.............................  15
    3.7  DIRECTV Board Seat..................................  15
    3.8  Series H Preferred Stock Board Seat.................  15
    3.9  Series I Preferred Stock Board Seat.................  16
   3.10  Future Authorization of Series I Preferred Stock....  16
   3.11  Reservation of Common Stock.........................  16
   3.12  Proprietary Information and Inventions Agreement....  16
   3.13  Board of Directors..................................  16
   3.14  Termination of Covenants............................  16

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                               Table of Contents
                                  (Continued)

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                                                              PAGE
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Section 4. Rights of First Refusal...........................  16
    4.1  Subsequent Offerings................................  16
    4.2  Exercise of Rights..................................  17
    4.3  Issuance of Equity Securities to Other Persons......  17
    4.4  Termination of Rights of First Refusal..............  17
    4.5  Transfer of Rights of First Refusal.................  17
    4.6  Excluded Securities.................................  17

Section 5. Miscellaneous.....................................  18
    5.1  Governing Law.......................................  18
    5.2  Survival............................................  18
    5.3  Successors and Assigns..............................  18
    5.4  Entire Agreement....................................  18
    5.5  Severability........................................  18
    5.6  Amendment and Waiver................................  18
    5.7  Delays or Omissions.................................  19
    5.8  Notices.............................................  19
    5.9  Titles and Subtitles................................  19
   5.10  Amendment of Prior Agreement........................  19
   5.11  Counterparts........................................  20

                                   TIVO INC.

                          EIGHTH AMENDED AND RESTATED
                           INVESTOR RIGHTS AGREEMENT

     This Eighth Amended and Restated Investor Rights Agreement (the "Agreement") is entered into as of the 21st day of July, 1999, by and among TiVo Inc., a Delaware corporation (the "Company") and the purchasers of the Company's Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock, Series I Preferred Stock (together, the "Series Preferred") and Registrable Common Stock set forth on Exhibit A hereto. The purchasers of the Series Preferred and Registrable Common Stock shall be referred to hereinafter as the "Investors" and each individually as an "Investor."

                                   Recitals

     Whereas, certain of the Investors hold shares of the Company's Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock and Registrable Common Stock and possess registration rights, information rights and other rights pursuant to that certain Seventh Amended and Restated Investor Rights Agreement dated as of April 23, 1999, between the Company and such Investors (the "Prior Agreement");

     Whereas, the Company proposes to sell and issue up to Three Million Three Hundred Fifteen Thousand (3,315,000) shares of its Series I Preferred Stock pursuant to that certain Series I Preferred Stock Purchase Agreement by and between the Company and the purchasers listed on Exhibit A thereto (the "Purchase Agreement");

     Whereas, the undersigned Investors who hold the Company's Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock and Registrable Common Stock desire to terminate the Prior Agreement and to accept the rights created pursuant hereto in lieu of rights granted to them under the Prior Agreement; and

     Whereas, in order to induce the Company and certain of the Investors to enter into the Purchase Agreement, the Investors and the Company hereby agree that this Agreement shall amend and restate the Prior Agreement and shall extend to the Investors the registration rights, information rights and other rights as set forth below.

     Now, Therefore, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement and in the Purchase Agreement, the parties mutually agree as follows:

Section 1. General

     1.1 Definitions. As used in this Agreement the following terms shall have the following respective meanings:

                                      1.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Form S-3" means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

          "Holder" means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.10 hereof.

          "Initial Offering" means the Company's first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

          "Register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

          "Registrable Common Stock" means Common Stock of the Company issued to DIRECTV, Inc., a California corporation ("DIRECTV"), pursuant to that Marketing Agreement dated April 13, 1999, by and between the Company and DIRECTV.

          "Registrable Securities" means (a) Common Stock of the Company issued or issuable upon conversion of the Shares; (b) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities and
(c) the Registrable Common Stock. Notwithstanding the foregoing, Registrable Securities shall not include any securities (i) sold by a person to the public either pursuant to a registration statement or Rule 144, (ii) sold in a private transaction in which the transferor's rights under Section 2 of this Agreement are not assigned, or (iii) held by a Holder whose registration rights have expired under Section 2.7.

          "Registrable Securities then outstanding" shall be the number of shares determined by calculating the total number of shares of the Company's Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

          "Registration Expenses" shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

          "SEC" or "Commission" means the Securities and Exchange Commission.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

                                      2.

          "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale.

          "Shares" shall mean the Company's Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock and Series I Preferred Stock held by the Investors listed on Exhibit A hereto and their permitted assigns.

Section 2. Registration; Restrictions on Transfer.

     2.1  Restrictions on Transfer.

          (a) Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

               (i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

               (ii) (A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a reasonably detailed written statement of the circumstances surrounding the proposed disposition (such statement to include, without limitation, the name of the transferee, the number of shares to be transferred, the price per share and type of consideration to be received in the transfer (except for transfers to affiliates that do not manufacture or distribute customizable personal television systems or services) and the timing of such transfer) and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

               (iii) Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder (A) which is a partnership to its partners or former partners in accordance with partnership interests, (B) which is a corporation to its stockholders in accordance with their interest in the corporation, (C) which is a limited liability company to its members or former members in accordance with their interest in the limited liability company, (D) to the Holder's family member or trust for the benefit of an individual Holder, or (E) to an affiliate of Holder that does not manufacture or distribute customizable personal television systems or services; provided that in each case the transferee will be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.

          (b) Each certificate representing Shares or Registrable Securities shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws or as provided elsewhere in this Agreement):

                                      3.

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN INVESTOR RIGHTS AGREEMENT, AS AMENDED, THAT CONTAINS CERTAIN RESTRICTIONS ON THE TRANSFERABILITY OF THE SECURITIES, INCLUDING A MARKET STAND-OFF AGREEMENT. A COPY OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

          (c) The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

          (d) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

     2.2  Demand Registration.

          (a) Subject to the conditions of this Section 2.2, if the Company shall receive a written request from the Holders of at least thirty percent (30%) of the Registrable Securities then outstanding (the "Initiating Holders") that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities having an aggregate offering price to the public of at least $10,000,000 (a "Qualified Public Offering"), then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this
Section 2.2, use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered.

          (b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any request pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities

                                      4.

through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

          (c) The Company shall not be required to effect a registration pursuant to this Section 2.2:

               (i) prior to the earlier of September 1, 2001 or 180 days after the effective date of a registration statement pertaining to the Initial Offering; and

               (ii) after the Company has effected two (2) registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective.

     2.3 Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to employee benefit plans or with respect to corporate reorganizations or other transactions under Rule 145 of the Securities Act) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

          (a) Underwriting. If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities in the above-described notice. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of the Agreement, if the

                                      5.

underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any stockholder of the Company (other than a Holder) on a pro rata basis. No such reduction shall (i) reduce the securities being offered by the Company for its own account to be included in the registration and underwriting, or (ii) reduce the amount of securities of the selling Holders included in the registration below thirty percent (30%) of the total amount of securities included in such registration, unless such offering is the Initial Offering and such registration does not include shares of any other selling stockholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding sentence.

          (b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with
Section 2.5 hereof.

     2.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of at least 100,000 shares of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

          (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

          (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

               (i) if Form S-3 (or any successor or similar form) is not available for such offering by the Holders, or

               (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $3,000,000, or

               (iii) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.4, or

                                      6.

               (iv) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

          (c) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All such Registration Expenses incurred in connection with registrations requested pursuant to this Section 2.4 after the first four (4) registrations shall be paid by the selling Holders pro rata in proportion to the number of shares sold by each.

     2.5 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2 or any registration under
Section 2.3 or Section 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to forfeit their right to one requested registration pursuant to Section
2.2 or Section 2.4, as applicable, in which event such right shall be forfeited by all Holders. If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Holders shall not forfeit their rights pursuant to Section 2.2 or Section
2.4 to a demand registration.

     2.6 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

          (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days or, if earlier, until the Holder or Holders have completed the distribution related thereto.

          (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

          (c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

                                      7.

          (d) Use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

          (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

          (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

          (g) Furnish, at the request of a majority in interest of the Holders participating in the registration, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and if permitted by applicable accounting standards, to the Holders requesting registration of Registrable Securities.

     2.7 Termination of Registration Rights. All registration rights granted under this Section 2 shall terminate and be of no further force and effect five
(5) years after the date of the Company's Initial Offering. In addition, a Holder's registration rights shall expire if (a) the Company has completed its Initial Offering and is subject to the provisions of the Exchange Act, and (b) all Registrable Securities held by and issuable to such Holder may be sold under Rule 144 during any ninety (90) day period. Following such expiration provided for in the preceding two sentences, such Holder's shares of Common Stock of the Company shall no longer be considered Registrable Securities for purposes of this Section 2.

     2.8  Delay of Registration; Furnishing Information.

          (a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

                                      8.

          (b) The Company shall not be required to submit any registration statement to the Commission pursuant to Section 2.2, 2.3 or 2.4 if the selling Holders have not furnished to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities; provided, however, that the Company may eliminate the shares proposed to be sold by any selling Holder from registration pursuant to
Section 2.2, 2.3 or 2.4 if such Holder has not provided such information, to the reasonable satisfaction of the Company, within twenty (20) days of having received written notice of a request for such information from the Company.

          (c) The Company shall have no obligation with respect to any registration requested pursuant to Section 2.2 or Section 2.4 if, due to the operation of subsection 2.2(b), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company's obligation to initiate such registration as specified in Section 2.2 or Section 2.4, whichever is applicable.

     2.9 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

          (a) The Company will indemnify and hold harmless each Holder, the partners, officers, directors and legal counsel of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation") by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, officer, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, legal counsel, underwriter or controlling person of such Holder.

                                      9.

          (b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers, and legal counsel and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, legal counsel, controlling person, underwriter or other Holder, or partner, officer, director, legal counsel or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.9 exceed the proceeds from the offering received by such Holder.

          (c)  Promptly after receipt by an indemnified party under this Section
2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

          (d) If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to

                                      10.

the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the proceeds from the offering received by such Holder.

            (e)  The obligations of the Company and Holders under this Section
2.9 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this agreement. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

     2.10 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities which (a) (i) is a subsidiary, parent, affiliate, general partner, limited partner or retired partner of a Holder, or (ii) is a Holder's family member or trust for the benefit of an individual Holder, and (b) acquires at least thirty percent (30%) of the shares of Registrable Securities held by a Holder as of the date of this Agreement. No assignment of Registrable Securities pursuant to this Section 2.10 shall be effective unless (A) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (B) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

     2.11 Amendment Of Registration Rights. Any provision of this Section 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of at least sixty-six and two-thirds percent (66-2/3%) of the Registrable Securities then outstanding; provided, however, that any alteration or change in the rights or privileges of any series of Series Preferred that discriminates against such series of Series Preferred shall additionally require the written consent of at least sixty-six and two-thirds percent (66-2/3%) of such series of Series Preferred. Any amendment or waiver effected in accordance with this Section 2.11 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Section 2, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

     2.12 "Market Stand-Off" Agreement. Each Holder hereby agrees that such Holder shall not sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) for a period

                                      11.

specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act, provided that such agreement shall apply only to the Company's Initial Offering.

     Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. The obligations described in this Section 2.12 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period.

     2.13 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

            (a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

            (b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act;

            (c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

Section 3. Covenants of the Company and Certain Stockholders.

     3.1    Basic Financial Information and Reporting.

            (a) The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

            (b) As soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, the Company will furnish each Investor a balance sheet of the Company, as at the end of such fiscal year, and a statement of income and a

                                      12.

statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company's Board of Directors.

            (c) The Company will furnish each Investor, as soon as practicable after the end of each month, and in any event within thirty (30) days thereafter, a balance sheet of the Company as of the end of each such month, and a statement of income and a statement of cash flows of the Company for such month and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

            (d) To each Investor (with its affiliates) who owns not less than four hundred eighty thousand (480,000) shares of Registrable Securities (a "Major Investor"), the Company will furnish each such Major Investor (i) as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five
(45) days thereafter, a balance sheet of the Company as of the end of each such quarterly period, and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made; (ii) at least thirty (30) days prior to the beginning of each fiscal year an annual budget and operating plans for such fiscal year (and as soon as available, any subsequent revisions thereto); and (iii) as soon as practicable after the end of each month, and in any event within thirty (30) days thereafter, a balance sheet of the Company as of the end of each such month, and a statement of income and a statement of cash flows of the Company for such month and for the current fiscal year to date, including a comparison to plan figures for such period and to the financial statements for the comparable period for the prior fiscal year, prepared in accordance with generally accepted accounting principles consistently applied, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

            (e) In the event Showtime Networks, Inc. ("Showtime") has Registrable Securities included in the Company's Registration Statement on Form S-1 with the Securities and Exchange Commission in connection with the Company's Initial Offering, as soon as practical after the filing of such Form S-1, and any amendment thereto, the Company shall deliver to Showtime one (1) copy of (i) such Form S-1 or amendment, and (ii) each exhibit as filed with such Form S-1 or amendment.

     3.2 Inspection Rights. Each Major Investor shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this
Section 3.2 with respect to a competitor of the Company or with respect to information which the Board of Directors determines in good faith is confidential and should not, therefore, be disclosed. So long as NBC Multimedia, Inc. and National Broadcasting Company, Inc.

                                      13.

(including, in each case, their affiliates) do not manufacture or distribute customizable personal television systems or services, the Company acknowledges and agrees that NBC Multimedia, Inc. and National Broadcasting Company, Inc. shall not be considered to be competitors of the Company for purposes of this
Section 3.2. So long as Walt Disney Company (including, in each case, their affiliates) do not manufacture or distribute customizable personal television systems or services, the Company acknowledges and agrees that Walt Disney Company shall not be considered to be competitors of the Company for purposes of this Section 3.2.

     3.3 Confidentiality of Records. Each Investor agrees to use, and to use its best efforts to insure that its authorized representatives use, the same degree of care as such Investor uses to protect its own confidential information to keep confidential any information furnished to it which the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Investor may disclose such proprietary or confidential information to any partner, subsidiary or parent of such Investor for the purpose of evaluating its investment in the Company as long as such partner, subsidiary or parent is advised of the confidentiality provisions of this Section 3.3.

     3.4 Strategic Value I, L.P. Board Observer. So long as Strategic Value I, L.P. ("SVI") or one of its affiliates holds at least 730,000 shares of the Company's Series C Preferred Stock or Common Stock, SVI shall have the right to appoint a representative (the "SVI Representative") who shall have the right to attend all meetings of the Company's Board of Directors in a nonvoting observer capacity, to receive notice of such meetings and to receive the information provided by the Company to the Board of Directors; provided, however, that the Company may require as a condition precedent to SVI's rights under this Section
3.4 that each person proposing to attend any meeting of the Company's Board of Directors and each person to have access to any of the information provided by the Company to the Board of Directors shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so received during such meetings or otherwise; and, provided further, that the Company reserves the right not to provide information and to exclude the SVI Representative from any meeting or portion thereof if delivery of such information or attendance at such meeting by such SVI Representative would result in disclosure of trade secrets to the SVI Representative or would adversely affect the attorney-client privilege between the Company and its counsel. Notwithstanding the foregoing, SVI shall have no rights under this
Section 3.4 during any period in which an officer of SVI is serving as a director of the Company.

     3.5 Vulcan Ventures Incorporated Board Observer. So long as Vulcan Ventures Incorporated ("Vulcan") or one of its affiliates holds at least 1,000,000 shares of the Company's Series D Preferred Stock or Common Stock, Vulcan shall have the right to appoint a representative (the "Vulcan Representative") who shall have the right to attend all meetings of the Company's Board of Directors in a nonvoting observer capacity, to receive notice of such meetings and to receive the information provided by the Company to the Board of Directors; provided, however, that the Company may require as a condition precedent to Vulcan's rights under this Section 3.5 that each person proposing to attend any meeting of the Company's Board of Directors and each person to have access to any of the information provided by the Company to the Board of Directors shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so received during such meetings or otherwise; and, provided further, that the Company reserves the right not to provide information and to exclude

                                      14.

the Vulcan Representative from any meeting or portion thereof if delivery of such information or attendance at such meeting by such Vulcan Representative would result in disclosure of trade secrets to the Vulcan Representative or would adversely affect the attorney-client privilege between the Company and its counsel. Notwithstanding the foregoing, Vulcan shall have no rights under this
Section 3.5 during any period in which an officer of Vulcan is serving as a director of the Company.

     3.6 Showtime Board Observer. So long as Showtime or one of its affiliates holds at least 200,000 shares of the Company's Series E Preferred Stock or Common Stock, Showtime shall have the right to appoint a representative (the "Showtime Representative") who shall have the right to attend all meetings of the Company's Board of Directors in a nonvoting observer capacity, to receive notice of such meetings and to receive the information provided by the Company to the Board of Directors; provided, however, that the Showtime Representative executes a nondisclosure agreement in a form acceptable to the Company; provided further, that the Company may require as a condition precedent to Showtime's rights under this Section 3.6 that each person proposing to attend any meeting of the Company's Board of Directors and each person to have access to any of the information provided by the Company to the Board of Directors shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so received during such meetings or otherwise; and, provided further, that the Company reserves the right not to provide information and to exclude the Showtime Representative from any meeting or portion thereof if delivery of such information or attendance at such meeting by such Showtime Representative would result in disclosure of trade secrets to the Showtime Representative or would adversely affect the attorney-client privilege between the Company and its counsel. Notwithstanding the foregoing, Showtime shall have no rights under this Section 3.6 during any period in which an officer of Showtime is serving as a director of the Company.

     3.7 DIRECTV Board Seat. So long as DIRECTV, Inc. ("DIRECTV") or one of its affiliates holds at least 2,500,000 shares of the Company's capital stock (consisting of the Company's Series F Preferred Stock and Common Stock), the Holders of the Company's Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall vote to designate a person designated by DIRECTV as the director which such Holders are entitled to designate pursuant to Section D.2(c)(iii) of Article III of the Company's Amended and Restated Certificate of Incorporation; provided that the person initially designated by DIRECTV shall be Larry N. Chapman and any subsequent replacement shall be chosen by such Holders from a list of three executives of DIRECTV provided to such Holders in DIRECTV's sole discretion. In addition to the requirements set forth in Section 5.6 below, and so long as DIRECTV or one of its affiliates holds at least 2,500,000 shares of the Company's capital stock (consisting of Series F Preferred Stock and Common Stock), any amendment or waiver of this Section 3.7 shall require the prior written consent of DIRECTV.

     3.8 Series H Preferred Stock Board Seat. The Holders of all of the outstanding shares of the Company's Series H Preferred Stock hereby agree that any individual to be designated and elected as a director of the Company pursuant to Section D.2(c)(v) of Article III of the Company's Amended and Restated Certificate of Incorporation shall be mutually agreed to by such Holders and all other directors of the Company.

                                      15.

     3.9 Series I Preferred Stock Board Seat. The individual designated and elected by the holders of Series I Preferred Stock as a director of the Company pursuant to Section D.2(c)(vi) of Article III of the Company's Amended and Restated Certificate of Incorporation shall, prior to the closing of the Company's Initial Offering, be designated as a Class III director (as described in the Company's Amended and Restated Certificate of Incorporation to be effective as of the closing of the Initial Offering and attached hereto as Exhibit B). As soon as practicable after the date of this Agreement, the Company agrees to take all necessary corporate action to effect the purposes of this Section 3.9. The Company represents and warrants that the Company's Board of Directors approved such designation on July 14, 1999, and agrees that it will take no action in contravention of this Section 3.9. The Holders agree, severally and not jointly, not to take any action, or cause or direct its designees on the Company's Board of Directors to take any action, in contravention of this Section 3.9. In addition to the requirements set forth in
Section 5.6 below, any amendment or waiver of this Section 3.9 shall require the prior written consent of holders of at least sixty-six and two-thirds percent (66-2/3%) of the Series I Preferred Stock.

     3.10 Future Authorization of Series I Preferred Stock. The Company shall not authorize, designate or issue any shares of Series I Preferred Stock other than the 3,315,000 shares currently authorized in the Company's Amended and Restated Certificate of Incorporation. In addition to the requirements set forth in Section 5.6 below, any amendment or waiver of this Section 3.10 shall require the prior written consent of holders of at least sixty-six and two-thirds percent (66-2/3%) of the Series I Preferred Stock.

     3.11 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.

     3.12 Proprietary Information and Inventions Agreement. The Company shall require all employees and consultants to execute and deliver a Proprietary Information and Inventions Agreement in the form attached to the Purchase Agreement.

     3.13 Board of Directors. As of the date of this Agreement (i) the authorized size of the Board of Directors of the Company is eleven members, and
(ii) the members of the Board of Directors of the Company include Michael Ramsay, James Barton, Geoffrey Yang, Stewart Alsop, Randy Komisar, Larry Chapman, Thomas Rogers, Michael Homer and three vacancies.

     3.14   Termination of Covenants.  All covenants of the Company contained in
Section 3 of this Agreement shall expire and terminate as to each Investor on the effective date of the registration statement pertaining to the Initial Offering.

Section 4. Rights of First Refusal.

     4.1 Subsequent Offerings. Each Investor shall have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section
4.6 hereof. Each Investor's pro rata share is equal to the ratio of (a) the number of shares of the Company's Common Stock (including all shares of

                                      16.

Common Stock issued or issuable upon conversion of the Shares) which such Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company's outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities. The term "Equity Securities" shall mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible, with or without consideration, into any Common Stock, Preferred Stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security or (iv) any such warrant or right.

     4.2 Exercise of Rights. If the Company proposes to issue any Equity Securities, it shall give each Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Investor shall have fifteen
(15) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

     4.3 Issuance of Equity Securities to Other Persons. If the Investors fail to exercise in full the rights of first refusal, the Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Investor's rights were not exercised, at a price and upon general terms and conditions materially no more favorable to the purchasers thereof than specified in the Company's notice to the Investors pursuant to Section 4.2 hereof. If the Company has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to Section 4.2, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Investors in the manner provided above.

     4.4 Termination of Rights of First Refusal. The rights of first refusal established by this Section 4 shall not apply to, and shall terminate upon the effective date of the registration statement pertaining to the Company's Initial Offering.

     4.5 Transfer of Rights of First Refusal. The rights of first refusal of each Investor under this Section 4 may be transferred to the same parties, subject to the same restrictions as any transfer of registration rights pursuant to Section 2.10.

     4.6    Excluded Securities. The rights of first refusal established by this
Section 4 shall have no application to any of the following Equity Securities:

            (a) shares of Common Stock (and/or options, warrants or other Common Stock purchase rights issued pursuant to such options, warrants or other rights) issued or to be issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other compensatory arrangements that are approved by the Board of Directors;

                                      17.

            (b) any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors;

            (c) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

            (d)  shares of Common Stock issued upon conversion of the Shares;

            (e) any Equity Securities issued pursuant to any equipment leasing arrangement, or debt financing from a bank or other institution; provided that such transactions and the issuance of shares therein, have been approved by the Company's Board of Directors; and

            (f) any Equity Securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that such strategic transactions and the issuance of shares therein, have been approved by the Company's Board of Directors.

Section 5. Miscellaneous.

     5.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

     5.2 Survival. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

     5.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

     5.4 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

                                      18.

     5.5 Severability. In case any provision of the Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     5.6    Amendment and Waiver.

            (a) Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and the holders of at least sixty-six and two-thirds percent (66-2/3%) of the Registrable Securities; provided, however, that any amendment to the rights of any series of Series Preferred under this Agreement that disproportionately and adversely affects or otherwise discriminates against such series of Series Preferred shall additionally require the written consent of at least sixty-six and two-thirds percent (66 2/3%) of such series of Series Preferred.

            (b) Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived only with the written consent of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the Registrable Securities.

            (c) Notwithstanding the foregoing, this Agreement may be amended with only the written consent of the Company to include additional purchasers of Shares as "Investors," "Holders" and parties hereto.

     5.7 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder's part of any breach, default or noncompliance under the Agreement or any waiver on such Holder's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

     5.8 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or Exhibit A hereto or at such other address as such party may designate by ten
(10) days advance written notice to the other parties hereto.

     5.9 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     5.10 Amendment of Prior Agreement. Effective upon the execution of this Agreement by the Company and the Holders of a majority of the Registrable Securities covered

                                      19.

by the Prior Agreement, the Prior Agreement shall be null and void and shall be superseded by the provisions of this Agreement. Each Investor that was a party to the Prior Agreement hereby waives the right of first refusal contained in
Section 4 of the Prior Agreement with respect to the sale and issuance of the Series I Preferred Stock and the Common Stock issuable upon conversion thereof, including any notice requirements related to such rights of first offer.

     5.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

                                      20.

     In Witness Whereof, the parties hereto have executed this Eighth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

                                        Company:

                                        TiVo Inc.



                                        By: /s/ Michael Ramsay
                                           --------------------------------
                                               Michael Ramsay, President
                                               and Chief Executive Officer

     In Witness Whereof, the parties hereto have executed this Eighth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

                                   Investors:

                                   New Enterprise Associates VII, Limited
                                   Partnership


                                   By: NEA Partners VII, Limited Partnership
                                   Its General Partner


                                   By: /s/ Mark W. Perry
                                      -----------------------------
                                        Mark W. Perry
                                        General Partner

                                   NEA Presidents Fund, L. P.


                                   By: NEA General Partners, L.P.
                                   By: General Partner


                                   By: /s/ Mark W. Perry
                                      -----------------------------
                                        General Partner

                                   NEA Ventures 1997, Limited Partnership



                                   By: /s/ Susie Greathouse
                                      -----------------------------
                                        Vice President

     In Witness Whereof, the parties hereto have executed this Eighth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

                                   Institutional Venture Partners VII, L.P.

                                   By Its General Partner
                                   Institutional Venture Management VII, L.P.


                                   By: /s/ Geoffrey Y. Yang
                                      ------------------------------
                                        Geoffrey Y. Yang
                                        General Partner

                                   Institutional Venture Management VII, L.P.


                                   By: /s/ Geoffrey Y. Yang
                                      ------------------------------
                                        Geoffrey Y. Yang
                                        General Partner

                                   IVP Founders Fund I, L.P.

                                   By Its General Partner
                                   Institutional Venture Management VI, L.P.


                                   By: /s/ Geoffrey Y. Yang
                                      ------------------------------
                                        Geoffrey Y. Yang
                                        General Partner

     In Witness Whereof, the parties hereto have executed this Eighth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

                                   Michael Ramsay

                                      /s/ Michael Ramsay
                                   ------------------------------

     In Witness Whereof, the parties hereto have executed this Eighth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

                                   James Barton

                                      /s/ James Barton
                                   ------------------------------

     In Witness Whereof, the parties hereto have executed this Eighth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

                                   Randy Komisar

                                     /s/ Randy Komisar
                                   ----------------------------

     In Witness Whereof, the parties hereto have executed this Eighth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

                                  Strategic Value I, L.P.

                                  By Its General Partner
                                  SV Partners, LLC

                                  By: /s/ Robert P. Parker
                                     --------------------------------------
                                  Name:   Robert P. Parker
                                       ------------------------------------
                                  Title: Managing Member, SV Partners LLC
                                        -----------------------------------

     In Witness Whereof, the parties hereto have executed this Eighth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

                                        Vulcan Ventures Incorporated

                                        By: /s/ William D. Savoy
                                           ---------------------------------
                                        Name:   William D. Savoy
                                             -------------------------------
                                        Title: Vice President
                                              ------------------------------

     In Witness Whereof, the parties hereto have executed this Eighth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

                                        DIRECTV, Inc.

                                        By: /s/ Lawrence N. Chapman
                                           ---------------------------------
                                        Name: Lawrence N. Chapman
                                             -------------------------------
                                        Title: Executive Vice President
                                              ------------------------------

     In Witness Whereof, the parties hereto have executed this Eighth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

                                          NBC Multimedia, Inc.

                                          By:  /s/ Thomas A. Rogers
                                             -----------------------------------
                                          Name:   Thomas A. Rogers
                                               ---------------------------------
                                          Title:________________________________

     In Witness Whereof, the parties hereto have executed this Eighth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

                                       Philips Corporate External Ventures
                                       B.V.

                                       By:    /s/ Jan Oosterveld
                                              ----------------------------------
                                       Name:      Jan Oosterveld
                                              ----------------------------------
                                       Title: Member, Group Management Committee
                                              ----------------------------------
                                              Royal Philips Electronics
                                              ----------------------------------

     In Witness Whereof, the parties hereto have executed this Eighth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

                                        Advance/Newhouse Programming Partnership

                                        By: Advance Communication Corp. a
                                        General Partner

                                        By: /s/ Robert J. Miron
                                           ___________________________________
                                           Robert J. Miron, President

     In Witness Whereof, the parties hereto have executed this Eighth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

                                        CBS Corporation

                                        By: /s/ Fredric G. Reynolds
                                           _________________________________

                                        Name: Fredric G. Reynolds
                                             _______________________________

                                        Title: Executive Vice President
                                               Chief Financial Officer
                                              ______________________________

     In Witness Whereof, the parties hereto have executed this Eighth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

                                        Catalyst Investments, L.L.C.

                                        By: The Walt Disney Company Sole Member

                                        By: /s/ Michael Dean
                                           _________________________________

                                        Name: Michael Dean
                                             _______________________________

                                        Title: Vice President
                                              ______________________________

     In Witness Whereof, the parties hereto have executed this Eighth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

                                        Comcast Interactive Investments, Inc.

                                        By: /s/ Judie Dionglay
                                           _________________________________

                                        Name: Judie Dionglay
                                             _______________________________

                                        Title: VP
                                              ______________________________

     In Witness Whereof, the parties hereto have executed this Eighth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

                                        Cox Communications Holdings, Inc.

                                        By: /s/ Andrew A. Merdek
                                           _________________________________

                                        Name: Andrew A. Merdek
                                             _______________________________

                                        Title: Secretary
                                              ______________________________

     In Witness Whereof, the parties hereto have executed this Eighth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

                              Discovery Communications, Inc.

                              By: /s/  Gregory B. Durig
                                 _____________________________

                              Name: Gregory B. Durig
                                   ___________________________

                              Title: Chief Financial Officer
                                    __________________________

     In Witness Whereof, the parties hereto have executed this Eighth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

                                        TV Guide Interactive, Inc.


                                        By: /s/ Toby DeWeese
                                           _________________________________

                                        Name: Toby DeWeese
                                             _______________________________

                                        Title: V.P. Corp. Dev.
                                              ______________________________

     In Witness Whereof, the parties hereto have executed this Eighth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

                                        Liberty DMX, Inc.

                                        By: /s/ Charles Y. Tanabe
                                           _________________________________

                                        Name: Charles Y. Tanabe
                                             _______________________________

                                        Title: Senior Vice President
                                              ______________________________

                                   Exhibit A

                           INVESTOR RIGHTS AGREEMENT

                             SCHEDULE OF INVESTORS


                           Series A Preferred Stock

                           Name                                           Shares                 Aggregate Purchase Price
----------------------------------------------------------     ---------------------------   -------------------------------
New Enterprise Associates VII, L.P.                                     1,950,000                   $     1,170,000.00

NEA Presidents Fund, L.P.                                                  41,667                   $        25,000.20

NEA Ventures 1997, L.P.                                                     8,333                   $         4,999.80

Institutional Venture Partners VII, L.P.                                1,890,000                   $     1,134,000.00

Institutional Venture Management VII, L.P.                                 40,000                   $        24,000.00

IVP Founders Fund I, L.P.                                                  70,000                   $        42,000.00

Michael Ramsay                                                            666,667                   $       400,000.20
                                                              (holds 656,667 after
                                                              transfers described
                                                              below)

James Barton                                                              166,667                   $       100,000.20

John Arillaga Survivors' Trust                                             41,667                   $        25,000.20

Robert C. Harris, Jr.                                                      83,333                   $        49,999.80

GC&H Investments                                                           41,666                   $        24,999.60

Fiona M. Bayne                                                              5,000               Transfer from
                                                                                                Michael Ramsay

Ian Forrest                                                                 5,000               Transfer from
                                                                                                Michael Ramsay

Total:                                                                  5,000,000                   $     3,000,000

                                      1.

                             SCHEDULE OF INVESTORS
                           Series B Preferred Stock

                           Name                                          Shares                 Aggregate Purchase Price
---------------------------------------------------------     ------------------------  ------------------------------------
First Closing: May 29, 1998

New Enterprise Associates VII, L.P.                                     1,587,302                 $     2,000,000.52

Institutional Venture Partners VII, L.P.                                1,539,683                 $     1,940,000.58

Institutional Venture Management VII, L.P.                                 31,746                 $        39,999.96

IVP Founders Fund I, L.P.                                                  15,873                 $        19,999.98
                                                                      ===========                 ==================
Subtotal:                                                               3,174,604                 $     4,000,001.04

Second Closing: June 26, 1998

Robert Bishop                                                             119,048                 $       150,000.48

Edward C. MacBeth                                                          59,524                 $        75,000.24

Ta-Wei Chien                                                               59,524                 $        75,000.24

Robert C. Harris, Jr.                                                      39,683                 $        50,000.58

Quattrone Family Trust UTA DTD 9/4/91                                      39,683                 $        50,000.58

R. Randolph Scott                                                          39,683                 $        50,000.58

Michael Barton                                                             39,683                 $        50,000.58

Randy Komisar                                                              24,800                 $        31,248.00

Chin-Tong Chow                                                             19,841                 $        24,999.66

Jean S. Kao                                                                19,841                 $        24,999.66
                                                                      ===========                 ==================
Subtotal:                                                               3,635,914                 $     4,581,251.64

Third Closing: July 27, 1998
Edward C. MacBeth                                                     25,000 (all                        31,500
                                                                     transferred to

                                      2.

                                Steve Humphries)

Steve Humphries                       25,000      Transferred from
                                                  Edward C. MacBeth

                                      25,000       $   31,500.00
                                   =========       =============

Total:                             3,660,914       $4,612,751.64

                                      3.

                             SCHEDULE OF INVESTORS
                           Series C Preferred Stock

                         Name                                      Shares               Aggregate Purchase Price
--------------------------------------------------------    --------------------   ---------------------------------
First Closing: October 8, 1998

Strategic Value I, L.P.                                              972,973                 $1,800,000.05

New Enterprise Associates VII, L.P.                                  594,595                 $1,100,000.75

Institutional Venture Partners VII, L.P.                             576,757                 $1,067,000.45

Institutional Venture Management VII, L.P.                            11,892                 $   22,000.20

IVP Founders Fund I, L.P.                                              5,946                 $   11,000.10

Subtotal:                                                          2,162,163                 $4,000,001.55

Second Closing: October 30, 1998

Comdisco                                                             135,136                 $  250,001.60

Odyssey Capital, LLC                                                 135,136                 $  250,001.60

SallyAnn Reiss and Peter Reiss as Trustees of the
1998 Reiss family Trust                                               13,513                 $   24,999.05

Clifford C. Highlund & Vickie L. Highlund as Trustees
for the Clifford C. Highlund Living Trust, dated
December 27, 1994                                                     13,513                 $   24,999.05

Paul M. Newby                                                         13,513                 $   24,999.05

David Allen Lockett and Deborah Marion                                13,513                 $   24,999.05
Lockett

Kurtis G. Heaton                                                      13,513                 $   24,999.05
                                                                   =========                 =============
Subtotal                                                             337,837                 $  624,998.45

TOTAL                                                              2,500,000                 $4,625,000.00

Subsequent Sales of Series C:
Odyssey Capital, LLC                                                  13,513                 $   24,999.05

                                      4.

                             SCHEDULE OF INVESTORS
                            Series D Preferred Stock

                         Name                                      Shares               Aggregate Purchase Price
--------------------------------------------------------    --------------------   ---------------------------------
Vulcan Ventures Incorporated                                       1,358,695                  $4,999,997.60

Total:                                                             1,358,695                  $4,999,997.60

                                      5.

                             SCHEDULE OF INVESTORS
                           Series E Preferred Stock

                         Name                                      Shares               Aggregate Purchase Price
--------------------------------------------------------    --------------------   ---------------------------------
Showtime Networks Inc.                                             270,270                      1,999,998

Total:                                                             270,270                      1,999,998

                                      6.

                             SCHEDULE OF INVESTORS
                           Series F Preferred Stock

                         Name                                      Shares               Aggregate Purchase Price
--------------------------------------------------------    --------------------   ---------------------------------
DIRECTV, Inc.                                                       405,405                     $2,999,997

Total:                                                              405,405                     $2,999,997

                                      7.

                             SCHEDULE OF INVESTORS
                           Series G Preferred Stock

                                                                      Aggregate
                     Name                            Shares         Purchase Price
------------------------------------------------  -------------  --------------------
NBC Multimedia, Inc.                                1,013,513        $7,499,996.20
Total:                                              1,013,513        $7,499,996.20

                                      8.

                             SCHEDULE OF INVESTORS
                           Series H Preferred Stock

                     Name                            Shares         Consideration
------------------------------------------------  -------------  --------------------
Philips Corporate External Ventures B.V.            1,351,351        $9,999,997.40
Total:                                              1,351,351        $9,999,997.40

                                      9.

                             SCHEDULE OF INVESTORS
                            Series I Preferred Stock

                     Name                            Shares         Consideration
------------------------------------------------  -------------  --------------------
Advance/Newhouse Programming Partnership              240,153        $ 2,499,992.73
CBS Corporation                                       240,153        $ 2,499,992.73
Catalyst Investments, L.L.C.                          720,461        $ 7,499,999.01
Comcast Interactive Investments, Inc.                 480,307        $ 4,999,995.87
Cox Communications Holdings, Inc.                     240,153        $ 2,499,992.73
Discovery Communications, Inc.                        720,461        $ 7,499,999.01
TV Guide Interactive, Inc.                            240,153        $ 2,499,992.73
Liberty DMX, Inc.                                     240,153        $ 2,499,992.73
Total:                                              3,121,994        $32,499,957.54

                                      10.

                             SCHEDULE OF INVESTORS
                            Registrable Common Stock

                     Name                            Shares         Consideration
------------------------------------------------  -------------  --------------------
DIRECTV, Inc.                                       2,981,196    Services, support and
                                                                 promissory note as set forth
                                                                 in the Marketing Agreement

Total:                                              2,981,196    Services, support and
                                                                 promissory note as set forth
                                                                 in the Marketing Agreement

                                      11.